EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-57625, No. 333-72592, No. 333-129290, No. 333-129333, No. 333-152565, No. 333-152566, No. 333-184598, and No. 333-184599) on Form S-8 and (No. 333-220974 and No. 333-222858) on Form S-3 of Kirby Corporation of our reports dated February 18, 2022, with respect to the consolidated financial statements of Kirby Corporation and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Houston, Texas

February 18, 2022